# GLOBAL SOLE AND EXCLUSIVE TECHNOLOGY RIGHTS AND MARKETING AND DISTRUBUTION AGREEMENT

## ENTERED INTO BETWEEN

Xie He Holdings Ltd. (HK Company) a company to be formed

AND

Xie He Group (CHINA Inventors) residing at 1-209 Room 1-209

Shenzhen High Industrial Park Bio-Incubator Gaoxinc 1st Ave

Shenzhen, PRC

The following terms below are agreed between the Parties:

**HK Company**, a limited liability company duly incorporated and validly existing under the laws of the People's Republic of CHINA, based in Hong Kong

China Inventors, a limited liability company duly incorporated and validly existing under the laws of the People's Republic of CHINA, based in CHINA and represented by Mr. Juyu Chen as the chief technology inventors in an exclusive capacity to the China Company .

WHEREAS, China Inventors is a developer of products and services with access to the research and development achievements and various types of confidential information related to technology, markets and various components of intellectual property owned by China Inventors; and

WHEREAS, the Parties wish to develop all business interests in the international market through projects, sales and marketing and

WHEREAS, the Parties wish to protect the intellectual property rights and business secrets and safeguard both Parties' interests by allowing rights of use to HK Company.

NOW, THEREFORE, the Parties agree as follows:

**ARTICLE I INTELLECTUAL PROPERTY RIGHTS**

1.1 Technical

1.1.1 Technical achievements

All technical achievements including but not limited to, discoveries, inventions, know-how, concepts, processes, products, methods and renovations (hereinafter referred to as "technical achievements") including but not limited to the superantigen technology, related to the businesses, products, programs and services of China Inventors that are developed and accomplished shall be exclusively available to the HK Company.

1.1.2 China Inventors agrees to help facilitate HK Company with project implementation and technical information with respect to the above mentioned technology.

The actions of the persons delegated by HK Company shall have the same binding effect as HK Company' action and such delegation shall be irrevocable.

1.2 Technology available

China Inventors shall make available all inventions, works with copyrights, improvements, renovations and other technology (hereinafter referred to as "technology") that are related to the businesses, products and research and development of China Inventors. China Inventors declares such a list to be comprehensive and fully disclosed without any exceptions.

If China Inventors introduces any "technology" in which HK Company has interests in the products, then China Inventors agrees to give HK Company exclusive global permission to market or use the above products, processes, intellectual property or related "technology".

**ARTICLE II CONFIDENTIALITY**

2.1 Confidential information

2.1.1 As originator, China Inventors agrees that HK Company does have the exclusive right of use of its "confidential information" regardless of the forms of storage, and HK Company shall keep all such confidential information secret. "Confidential information" includes but is not limited to the following:

a. China Inventors's archives, including but not limited to contracts, personnel archives, administrative documents, lists of suppliers, etc.;

b. China Inventors's technical materials, including but not limited to all development plans, development designs, technical files, technical diagrams,

drawings, formulas, models and relevant technical articles, technical reports, etc. owned by China Inventors;

c. China Inventors's sales materials, including but not limited to all quality management methods, pricing methods, sales methods, customers' materials, etc. owned by China Inventors;

d. All the intellectual property rights (including those exclusively owned by China Inventors, those owned by China Inventors and other companies or those owned by China Inventors now and developed by China Inventors in the future);

e. Technical achievements contemplated, developed and accomplished by China Inventors ;

f. Technical achievements contemplated, developed and accomplished by other employees of China Inventors;

g. Any third party's confidential information which China Inventors has the responsibility to keep confidential pursuant to laws and agreements between China Inventors and such third party; and

h. Any other information that the Parties claim as confidential.

2.1.2 Unprotected information:

a. Information acquired from the public media, except in circumstances where the public learns the information because Parties fail to fulfil their confidentiality obligations; and

b. Information that HK Company legitimately obtains from a third party with whom China Inventors has never signed a confidentiality agreement.

2.2 Implementation of confidentiality agreement

2.2.1 HK Company has the responsibility and duty to keep confidential all confidential information and to abide by and strictly implement all confidentiality regulations;

2.2.2 HK Company shall not use confidential information for any purpose other than for fulfilling projects or responsibilities;

2.3 Return and destruction of confidential files

2.3.1 HK Company shall return or destroy confidential information at the request of China Inventors should the agreement terminate;

2.3.2 If China Inventors does not set forth specific requirements, HK Company shall return confidential information to China Inventors within thirty working days after agreements are concluded;

**ARTICLE III Joint Venture Formation**

The Parties agree that the intention is to move forward in a joint venture with HK Company.

- The Hong Kong company will be the exclusive marketing and distribution agent for all China company products globally excluding China.

- The sole and exclusive technology rights is hereby exclusively given to the HK Comapny for a period of 35 years and and exclusive option for another 35 years.

- The HK company shall pay Fifty Million ( 50,000,000) shares of C2E Energy Inc. (USA Company) as technical fees to the China Inventors for the exclusive rights.

- The China Inventors shall have 40% of the shares of the HK Company for technology alone. The HK Company shall not dilute any shareholding until the company do an Initial Public Offering(IPO).

- C2E Energy Inc shall have 60% of the shareholding in the HK Company.

- No Intellectual Property will be transferred to the HK Company but only the exclusive rights to market the technology worldwide excluding China..

**ARTICLE IV NON-COMPETITION**

3.1 During the one year after the termination of the relationship between both Parties, HK Company shall neither abet, solicit, attempt to employ or employ any of China Inventors's current employees, nor assist other individuals or entities to employ the aforesaid people or encourage any employees of China Inventors to terminate their employment contracts with China Inventors.

3.2 During the one year after the termination of the relationship between both Parties, China Inventors shall not remove or try to remove any customers or potential customers.

**ARTICLE V DISPUTE RESOLUTION**

5.1 All disputes from the implementation of this agreement or related to this agreement shall be resolved through friendly consultation between both Parties.

5.2 A defaulting Party shall be notified to remedy a breach only if such a breach hinders the applicant in fulfilling its duties.

5.3 Such a breach shall be remedied within one calendar week of notice of breach.

5.2 If negotiation fails to settle the dispute, or the breach continues to occur, the applicant may elect to make an arbitration application to the local Arbitration Commission of

Hong Kong where the applicant is registered. The arbitration shall be the final verdict and have binding force on both Parties.

**ARTICLE VI RIGHTS RESERVATION**

6.1 If one Party does not exercise its rights or take actions in response to the defaulting acts of the other Party, it shall not be regarded as renouncing its rights or abstaining from pursuing the other Party's defaulting responsibilities or duties.

6.2 If one Party renounces its rights against the other Party or abstains from pursuing the other Party's breaches, it shall not be regarded as renouncing any other rights or abstaining from investigating and affixing responsibility of other breaches.

6.3 All renouncement of rights must be in writing.

**ARTICLE VII MISCELLANEOUS**

7.1 Any revision of this agreement shall take effect only after negotiation and signature by both Parties;

7.2 If the articles of this agreement are in conflict with the articles of other agreements and contracts between both Parties, the articles of this agreement shall control;

7.3 The titles in this agreement are used only for convenience of reading and shall not affect the meaning of this agreement.

7.4 If an article of this agreement is ruled to be invalid, illegal or inapplicable according to laws and regulations, the validity, legality and execution of other articles of this agreement shall not be affected.

**ARTICLE VIII GOVERNING LAW**

8.1 The establishment, validity, explanation, execution and dispute settlement of this agreement shall be governed by the laws and regulations of Hong Kong Law.

8.2 The applicant will decide in which country legal rights are best presented and may accordingly institute legal proceedings in such a country, having exhausted all other options including available common law remedies.

**ARTICLE IX NOTICE**

9.1 Any notice or communication required or allowed under this agreement, regardless of the communication method, shall take effect upon actual date and time of postage.

9.2 The "actual postage" in the above article refers to the sending of any notice to the recipient's residence or e-mailing address of the receiving Party.

9.3 If a Party alters its notification address or e-mailing address, it shall notify the other Party of its new address within three days after the alteration. Otherwise, the defaulting Party shall be held responsible for all consequent legal liabilities.

**ARTICLE X ENTIRE AGREEMENT**

This agreement and all of its appendices constitutes the entire agreement agreed upon by the Parties and supersedes all prior oral or written negotiations, representations or agreements reached by the Parties, which are not listed in Appendix II.

**ARTICLE XI VALIDITY AND TERM**

11.1 This agreement shall take effect after both Parties sign on the agreement.

11.2 This agreement shall be effective until the relationship between both Parties is terminated in writing. However, during the one year after the termination of this agreement, any confidential information of China Inventors known to HK Company before the termination of the agreement shall be handled according to this agreement. Meanwhile, the articles which are agreed to survive the termination of the employment relationship between both Parties shall remain binding upon the Parties.

11.3 It is agreed between the parties that if no business is conducted in a period of One (1) year that the parties have the option to cancel this agreement and at that point both parties will return to their original status as if the transaction did not happen. The China Investors will also immediately return the shares issued by C2E Energy Inc to be cancelled.

11.4 The China Investors will therefore be locked in for a period of One (1) year during which time they will not be able to sell the shares issued by C2E Energy Inc.

11.5 The agreement shall be executed in two counterparts and one counterpart shall be retained by each party. The two counterparts shall have equal validity and legal effect.

**HK Company: Mr. Johannes P. Roux**

Signed

(Authorized representative C2E Energy Inc)

Witness

Date: 02 March 2012

**China Inventors:**

Signed:

Professor Juyu Chen

Witness

Xie He Group

Date: 2 March 2012